SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): December19, 2005

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 1.01 Entry Into A Material Definitive Agreement

Between December 19 and 22, 2005, Alpharma Inc. (the "Company") and certain of its subsidiaries entered into retention agreements with several of the Company's Named Executive Officers (as that term is defined in Item 402 (a) (3) of Regulation S-K) providing for payments and other incentives and protections intended to encourage these executive officers to continue their employment with the Company after the significant changes in the Company anticipated as a result of the December 19, 2005 sale of the Company's U.S. and International Generics business ("Generics") to Actavis Group HF., an Icelandic corporation ("Actavis"), for $810 million.

Named Executive Officers. The Company entered into retention agreements with the following Named Executive Officers (the "Executives):

  Matthew T. Farrell, Executive Vice President and Chief Financial Officer,
  Robert F. Wrobel, Executive Vice President and General Counsel,
  Carol A. Wrenn, President, Animal Health, and
  Ronald N. Warner, President, Branded Pharmaceuticals and Executive Vice President, Compliance, Intellectual Property and Human Pharmaceuticals Medical and Regulatory Affairs.

For purposes of this Current Report, Messrs. Farrell and Wrobel are referred to as "Corporate Executives" and Mr. Warner and Ms. Wrenn are referred to as "Business Unit Executives."

Retention Payments. Pursuant to the retention agreements, each of the Executives will receive a retention payment equal to the Executive's annual rate of base salary and target annual bonus opportunity. One-third of this retention payment is payable on each of June 30, 2006, December 29, 2006 and June 29, 2007, provided the Executive is employed by the Company on the applicable payment date. These payments will be made sooner upon:

  termination of the Executive's employment as a result of death or by the Company without cause or due to disability, a "Change of Control" of the Company under the Company's Change in Control Plan, or for Business Unit Executives only, six months after a sale of the Executive's business segment.

The retention agreements provide that if Generics is sold on or before March 31, 2006 in a transaction that does not constitute a Change of Control, then the Executive's performance units will be converted into the right to receive a cash payment based on the performance unit's "target" level, but only if the Executive remains employed through vesting dates specified in the retention agreements.

Benefits Upon a Qualifying Transaction. The retention agreements provide that if a Change of Control occurs or, for the Business Unit Executives only, there is a sale of the Executive's business segment (any such event, a "Qualifying Transaction"), then the Executive will be entitled to the following benefits in lieu of benefits (equal to two and one-half times the sum of the Executive's annual rate of base salary and target bonus opportunity, as in effect immediately prior to the Qualifying Transaction) under the Company's Change in Control Plan and Severance Plan:

  Payment of a pro rated annual bonus, on terms described in the retention agreements.
  Accelerated vesting of stock options, restricted stock and restricted stock units, subject to specified limitations for Business Unit Executives.
  Severance payments equal to two times the sum of the Executive's annual rate of base salary and target annual bonus opportunity, as in effect immediately prior to the Qualifying Transaction.
  Continued coverage under the Company's medical, dental and life insurance benefits for 2 years after termination and outplacement services.

The severance payments, insurance coverage and outplacement services are only available if the Executive ceases to be employed by the Company (or the buyer in a Qualifying Transaction), without cause or due to a constructive termination, subject to specified limitations described in the retention agreements.

Non-Competition Agreements. The retention agreements for each of the Executives contain non-competition obligations, pursuant to which the Executives agreed to not engage in specified business activities that compete with the Company for a one-year period following a Qualifying Transaction. The Company also agreed to pay certain tax obligations of these Executives under Section 4999 of the Internal Revenue Code of 1986, as amended.

The foregoing description of the retention agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of retention agreements, which are filed as Exhibit 10.1 and 10.2 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits (numbered in accordance with Item 601 of Regulation S-K)

10.1 Form of Retention Agreement for Corporate Executives.

10.2 Form of Retention Agreement for Mr. Warner.

10.3 Form of Retention Agreement for Ms. Wrenn
ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: December 22, 2005

EXHIBIT INDEX

10.1 Form of Retention Agreement for Corporate Executives.

10.2 Form of Retention Agreement for Business Unit Executives.